Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Third Quarter Financial Results

Fairfield, Calif. (June 5, 2007) — Copart, Inc. (NASDAQ: CPRT) the largest provider of vehicle salvage disposition services in the United States, today reported results for the third quarter ended April 30, 2007.

During the three months ended April 30, 2007, revenue and income from continuing operations were $145.7 million and $38.9 million, respectively.  This represents a decrease in revenue of $3.9 million or 3% and a growth in income from continuing operations of $5.7 million or 17% over the same quarter last year.  Fully diluted earnings per share (EPS) from continuing operations for the three months was $.41 compared to $.36 last year, an increase of 14%.

For the nine months ended April 30, 2007, revenue and income from continuing operations were $406.7 million and $99.6 million, respectively.  This represents a growth in revenue of $15.3 million or 4% and a growth in income from continuing operations of $17.7 million or 22% over the same period last year.  Fully diluted earnings per share (EPS) from continuing operations for the nine months was $1.06 compared to $.88 for the same period last year, an increase of 20%.

The operating results for the three and nine months ended April 30, 2006 were adversely affected by incremental costs incurred as a result of hurricanes in the Gulf coast region and were estimated to be approximately $2.6 million and $12.0 million, respectively.  At the end of the second quarter of fiscal 2007, virtually all of the incremental salvage vehicles received as a result of the hurricanes have been sold.  The processing of the hurricane vehicles has had, in certain historical periods, a negative impact on gross and operating margin percentages.

On Wednesday, June 6, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrznsdzlvwrxnn.  A replay of the call will be available through June 12, 2007 by calling (888) 203-1112.  Use confirmation code #7530479.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 124 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. We recently announced the proposed acquisition of Universal Salvage plc, whose business operations are located in the United Kingdom. We do not have any historic experience operating outside of North America, and completion of the acquisition will result in the Company facing new risks associated with operating in international markets.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2007	2006	2007	2006

Revenues	$145,652	$149,512	$406,698	$391,351

Operating costs and expenses:
Yard operations	72,665	80,048	211,433	223,779
General and administrative	15,758	16,113	45,980	43,207
Total operating expenses	88,423	96,161	257,413	266,986
Operating income	57,229	53,351	149,285	124,365

Other income (expense):
Interest income, net	3,540	1,805	9,850	5,385
Other income, net	1,256	111	2,152	1,499
Equity in losses of unconsolidated investment	—	(1,578)	(2,216)	(2,428)
Total other income	4,796	338	9,786	4,456
Income from continuing operations before income taxes	62,025	53,689	159,071	128,821
Income taxes	23,158	20,509	59,468	46,950
Income from continuing operations	38,867	33,180	99,603	81,871
Discontinued operations:
Income (loss) from discontinued operations, net of income tax effects	—	1,530	—	(16,497)
Net income	$38,867	$34,710	$99,603	$65,374
Earnings per share-basic
Income from continuing operations	$0.43	$0.37	$1.10	$0.91
Income (loss) from discontinued operations	—	0.01	—	(0.19)
Basic net income per share	$0.43	$0.38	$1.10	$0.72
Weighted average shares outstanding	91,271	90,293	90,836	90,360

Earnings per share-diluted
Income from continuing operations	$0.41	$0.36	$1.06	$0.88
Income (loss) from discontinued operations	—	0.01	—	(0.18)
Diluted net income per share	$0.41	$0.37	$1.06	$0.70
Weighted average shares and dilutive potential common shares outstanding	93,785	92,884	93,634	92,883

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 30,	July 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$120,779	$126,590
Short-term investments	128,335	148,725
Accounts receivable, net	105,694	99,959
Vehicle pooling costs	27,877	29,148
Income taxes receivable	—	2,064
Prepaid expenses and other assets	4,409	4,864
Total current assets	387,094	411,350
Restricted cash and investments	127,900	—
Property and equipment, net	355,309	341,943
Intangibles, net	1,330	1,874
Goodwill	112,291	112,291
Deferred income taxes	8,089	5,137
Land purchase options and other assets	23,020	22,110
Total assets	$1,015,033	$894,705

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$62,967	$60,770
Deferred revenue	14,342	15,372
Income taxes payable	3,812	—
Deferred income taxes	3,199	7,191
Total current liabilities	84,320	83,333
Other liabilities	1,535	1,402
Total liabilities	85,855	84,735
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 91,287 and 90,445 shares issued and outstanding at April 30, 2007 and July 31, 2006, respectively	295,156	276,052
Accumulated other comprehensive income (loss)	464	(37)
Retained earnings	633,558	533,955
Total shareholders’ equity	929,178	809,970
Total liabilities and shareholders’ equity	$1,015,033	$894,705